FOR IMMEDIATE RELEASE
October 30, 2013

For further information contact:
Craig L. Montanaro, President and Chief Executive Officer, or
Eric B. Heyer, Senior Vice President and Chief Financial Officer
Kearny Financial Corp.
(973) 244-4500

KEARNY FINANCIAL CORP.
REPORTS FIRST QUARTER 2014 OPERATING RESULTS

Fairfield, New Jersey, October 30, 2013 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Federal Savings Bank (the “Bank”), today reported net income for the quarter ended September 30, 2013 of $2,586,000 or $0.04 per diluted share.

The results represent an increase of $661,000 compared to net income of $1,925,000, or $0.03 per diluted share, for the quarter ended June 30, 2013.  The increase in net income between linked quarters reflected increases in net interest income and non-interest income coupled with a decline in the provision for loan losses that were partially offset by an increase in non-interest expense.  These factors contributed to an overall increase in pre-tax net income and the provision for income taxes.

Kearny Federal Savings Bank operates from its administrative headquarters in Fairfield, New Jersey, and 41 retail branch offices located in Bergen, Essex, Hudson, Middlesex, Monmouth, Morris, Ocean, Passaic and Union Counties, New Jersey, including 14 branches operated under the Central Jersey Bank, a division of Kearny Federal Savings Bank brand.  At September 30, 2013, Kearny Financial Corp. had total assets of $3.24 billion which included net loans receivable of $1.47 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.36 billion.  As of that same date, deposits and borrowings totaled $2.33 billion and $417.1 million, respectively, while stockholders’ equity totaled $469.3 million or 14.49% of total assets.

The following is a discussion and tabular presentation of the Company’s financial results for the quarter ended September 30, 2013 in comparison to those for the prior linked quarter ended June 30, 2013.  Comparative statement of condition information for June 30, 2013 and statement of operations information for the three months ended September 30, 2012 are also presented in tabular form in the Financial Highlights section at the end of this discussion.

Net Interest Income

Net interest income during the quarter ended September 30, 2013 was $18.2 million, an increase of $1.2 million compared to net interest income of $17.0 million during the quarter ended June 30, 2013.  For those same comparative periods, the Company’s net interest margin decreased by six basis points to 2.48% from 2.54%.

The increase in net interest income between linked quarters resulted from an increase in interest income that was partially offset by an increase in interest expense.  The increase in interest income between linked periods was primarily attributable to a $252.7 million increase in the average balance of interest earning assets to $2.94 billion for the quarter ended September 30, 2013 from $2.68 billion for the quarter ended June 30, 2013.  The overall increase in the average balance primarily reflected increases in the average balances of loans, mortgage-backed securities and non-mortgage-backed securities that were partially offset by a decrease in the average balance of other interest-earning assets.  The changes in the average balances of mortgage-backed securities, non-mortgage-backed securities and other interest-earning assets arose largely from the restructuring and wholesale growth transactions completed during the earlier comparative quarter.  The full effects of those transactions were reflected in the Company’s financial performance during the current quarter ended September 30, 2013.  By contrast, the increase in the average balance of loans continued to reflect the Company’s ongoing strategic efforts to expand its commercial loan portfolio.

The impact on interest income attributable to the increase in the average balance of interest-earning assets between linked periods was partially offset by a five basis point decline in their average yield to 3.17% for the quarter ended September 30, 2013 from 3.22% for the quarter ended June 30, 2013.  The net decrease in average yield on earning assets reflected a decline in the average yield on loans that was partially offset by increases in the average yield of mortgage-backed securities, non-mortgage-backed securities and other interest-earning assets.   The decline in the average yield on loans largely reflected the combined effects of the repayment of higher yielding loans and the origination of new loans at comparatively lower yields reflecting current market conditions.  By contrast, the increase in the yield on mortgage-backed and non-mortgage-backed securities largely reflected the effects of securities purchased in conjunction with the restructuring and wholesale growth transactions completed during the earlier comparative quarter.  The increase in the average yield on mortgage-backed securities was further augmented by a decrease in premium amortization attributable to slowing prepayments.

As noted, the increase in interest income between linked quarters was partially offset by an increase in interest expense between the same comparative periods.  The increase in interest expense between linked quarters was largely attributable to a $244.4 million increase in the average balance of interest-bearing liabilities to $2.50 billion for the quarter ended September 30, 2013 from $2.26 billion for the quarter ended June 30, 2013.  The increase in the average balance reflected increases in the average balance of both interest-bearing deposits and borrowings.  The increase in interest-bearing deposits reflected increases in the average balances of interest-bearing checking accounts and savings and club accounts that were partially offset by a decline in the average balance of certificates of deposit.  The increase in average balance of borrowings was primarily attributable to an increase in the average balance of FHLB borrowings that was partially offset by a decline in the average balance of depositor sweep accounts.  The net increases in the average balances of interest-bearing checking accounts and FHLB borrowings were largely attributable to the restructuring and wholesale growth transactions completed during the earlier comparative quarter.

The increase in interest expense also reflected a one basis point increase in the average cost of interest-bearing liabilities to 0.82% from 0.81% for the same comparative quarters.  The increase in average cost reflected increases in the average costs of interest-bearing checking accounts and savings and club accounts that were partially offset by decreases in the average cost of certificates of deposit and FHLB borrowings.   As above, the changes in the average cost of interest-bearing checking accounts and FHLB borrowings largely reflected the effects of the restructuring and wholesale growth transactions completed during the earlier comparative quarter.

Provision for Loan Losses

The provision for loan losses declined by $157,000 to $1.2 million for the quarter ended September 30, 2013 from $1.3 million for the quarter ended June 30, 2013.  The expense in the current period reflected a larger provision attributable to comparatively greater net growth in the balance of the non-impaired portion of the loan portfolio which is evaluated collectively for impairment using historical and environmental loss factors.  Such factors were updated during the current quarter in accordance with the Bank’s allowance for loan loss calculation methodology.  The increase in the provision on the non-impaired portion of the loan portfolio was more than offset by a decrease in impairment losses identified on specific impaired loans compared to those recorded during the prior quarter.

Non-interest Income

Non-interest income, excluding gains and losses on the sale of securities and real estate owned (“REO”), increased by $48,000 to $1,860,000 for the quarter ended September 30, 2013 from $1,812,000 for the quarter ended June 30, 2013.  The increase in non-interest income was largely attributable to a $41,000 increase in the gains from the sale of the guaranteed portion of Small Business Administration (“SBA”) loans reflecting comparatively higher origination and sale volume of such loans during the current quarter.  The net increase also reflected an increase in electronic banking fees and charges due primarily to seasonal fluctuations in ATM-related fees and charges.  Partially offsetting these increases was a decline in miscellaneous income attributable largely to a decline in REO-related income.

For the quarter ended September 30, 2013, net REO sale gains totaled $1,000 compared to $234,000 in sale losses for the quarter ended June 30, 2013 with the latter largely due to reducing the carrying value of REO properties to reflect reductions in expected sales prices below the fair values at which the properties were previously being carried.  Where applicable, such losses were partially offset by REO sale gains.

At September 30, 2013, the Bank held a total of nine REO properties with an aggregate carrying value of $1.9 million.  One property with an aggregate carrying value totaling $273,000 was under contract for sale at September 30, 2013 with such value generally reflecting the net sale proceeds that the Bank expects to receive based upon the terms of that contract.

Finally, the Company recognized gains of $255,000 during the prior quarter ended June 30, 2013 attributable to the sale of $32.7 million in securities during the earlier comparative quarter for which no such gains were recognized during the current quarter ended September 30, 2013.

Non-interest Expense

Non-interest expense increased by $263,000 to $15.3 million for the quarter ended September 30, 2013 from $15.0 million for the quarter ended June 30, 2013.  Noteworthy increases in non-interest expense were reported in both compensation and occupancy expense.

The reported increase in compensation expense primarily reflected increases in lending-related compensation expenses that were attributable to increased production of commercial loans during the period.  The increase in compensation expense also reflected an increase in employee health insurance expenses.  These increases were partially offset by a decline in payroll tax expenses due to cyclical fluctuations in Social Security and Medicare expenses as well as state disability and unemployment benefits expenses.

The reported increase in occupancy expenses was largely attributable to the non-recurrence in the current period of property tax refunds received during the earlier comparative period as well as an increase in utility costs arising from seasonal fluctuations in such expenses.

Less noteworthy changes in other categories of non-interest expenses, including equipment and systems expense, advertising and marketing expense, deposit insurance expense, director compensation expense and miscellaneous expense largely reflected normal operating fluctuations within the applicable categories.

Provision for Income Taxes

The provision for income taxes increased by $415,000 to $1.0 million for the quarter ended September 30, 2013 from $606,000 for the quarter ended June 30, 2013.  The variance in income taxes between comparative quarters was largely attributable to the underlying differences in the taxable portion of pre-tax income between comparative periods.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning and non-interest-earning deposits in other banks, decreased by $8.8 million to $118.2 million at September 30, 2013 from $127.0 million at June 30, 2013.  The decrease in the balance was largely attributable to operational fluctuations in short term liquid assets coupled with the Company’s efforts to generally maintain lower levels of such assets to reduce the opportunity cost of excess liquidity.

Management will continue to monitor the level of short term, liquid assets in relation to the expected need for such liquidity to fund the Company’s strategic initiatives – particularly those relating to the expansion of its commercial lending functions.  The Company may alter its liquidity reinvestment strategies based upon the timing and relative success of those initiatives.

Loans Receivable

The outstanding balance of loans receivable, excluding deferred fees and costs and the allowance for loan losses, increased by $125.9 million to $1.49 billion at September 30, 2013 from $1.36 billion at June 30, 2013.  The overall increase in the loan portfolio during the current quarter reflected an aggregate increase in commercial loans, including non-residential mortgages, multi-family mortgages, commercial business loans and land loans, of $118.4 million as well as an increase in the balance of one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, of $8.8 million.  For those same comparative periods, the outstanding balance of construction loans decreased $1.6 million while consumer loans increased $234,000.

The Company’s strategic focus in commercial lending – through which it has increased its commercial loan origination and support staff and expanded relationships with loan participants and other external loan origination resources – continues to support the loan-related goals and objectives outlined in the Company’s business plan.  Over the past twelve months, the commercial loan portfolio has grown by approximately $260.2 million or 43.7% to $855.9 million or 57.5% of total loans at September 30, 2013 compared to $595.7 million or 46.2% of total loans at September 30, 2012.  The Company’s commercial loan origination and closing volume has increased significantly compared to one year earlier due to the combined effects of its expanded commercial loan origination and acquisition resources and its attractive term and pricing strategies for high quality loans.  While the rate of commercial loan growth is expected to decline over the near term compared to that reported for the current quarter, loan origination volume is generally expected to remain robust.  Toward that end, the Company expects to continue expanding its commercial lending resources in the coming quarters with an increased emphasis on commercial business lending to support the Bank’s ongoing evolution from a traditional thrift institution into a full service community bank.

The comparatively lesser increase in the residential mortgage loan portfolio for the quarter ended September 30, 2013 continues to reflect the Company’s diminished strategic focus on such loans coupled with the reduced level of “new purchase” loan demand resulting from a weak economy and lower real estate values.  The modest increase in the outstanding balance of the portfolio was supported by slowing refinancing activity resulting primarily from longer-term mortgage rates increasing during the current quarter from their historical lows.  Such increases in mortgage rates were largely attributable to market expectations for a reduction or “tapering” in the Federal Reserve’s efforts to stimulate the economy by maintaining longer-term interest rates at historically low levels through quantitative easing.  Through this policy, the Federal Reserve has aggressively purchased mortgage-backed securities in the open market thereby driving the yield on such securities, and their underlying mortgage loans, to historical lows.  Slowing the rate of such purchases by the Federal Reserve is expected to result in an increase in longer-term interest rates.

For the quarter ended September 30, 2013, the balance of the Company’s non-performing assets totaled $31.9 million or 0.98% of total assets and comprised non-performing loans totaling $29.9 million, or 2.01% of total loans, plus nine REO properties totaling $1.9 million.  By comparison, at June 30, 2013, the balance of the Company’s non-performing assets totaled $33.0 million or 1.05% of total assets and comprised non-performing loans totaling $30.9 million, or 2.27% of total loans, plus eight REO properties totaling $2.1 million.

The category of non-performing loans generally includes loans reported as “accruing loans over 90 days past due” as well as loans reported as “nonaccrual”.  At September 30, 2013, the balance of non-performing loans included approximately $226,000 of accruing loans over 90 days past due and $29.7 million of nonaccrual loans.    By comparison,  at June 30, 2013, the balance of non-performing loans was comprised entirely of nonaccrual loans with no loans reported as “accruing and over 90 days past due”.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through certificates and collateralized mortgage obligations, decreased by $28.9 million to $852.9 million at September 30, 2013 from $881.8 million at June 30, 2013.  The net decrease in the portfolio reflected principal repayments, net of premium and discount amortization and accretion, totaling approximately $42.5 million.  Principal repayments for the quarter reflected a modest decrease in prepayments from borrower refinancing resulting from the increase in longer-term market interest rates during the quarter as noted earlier.  There were no sales of mortgage-backed securities during the quarter ended September 30, 2013.

The decrease in mortgage-backed securities was partially offset by the Bank’s purchase of $10.6 million of 30-year, fixed-rate agency MBS that were acquired based upon their Community Reinvestment Act eligibility.  Security purchases were augmented by a nominal increase in the fair value of the available for sale portion of the portfolio of approximately $3.0 million to a net unrealized gain of $771,000 at September 30, 2013 from a net unrealized loss of $2.2 million at June 30, 2013.

 The aggregate balance of non-mortgage-backed securities increased by $1.4 million to $511.5 million at September 30, 2013 from $510.1 million at June 30, 2013.  The net increase primarily reflected purchases of securities during the current quarter totaling $3.1 million.  Security purchases were partially offset by a net increase of $1.5 million in the unrealized loss on available for sale non-mortgage-backed securities to $6.7 million at September 30, 2013 from $5.2 million at June 30, 2013 as well as $231,000 million in principal repayments, net of premium and discount amortization and accretion.

Other Assets

The aggregate balance of other assets, including premises and equipment, FHLB stock, interest receivable, goodwill, bank owned life insurance, deferred income taxes and other miscellaneous assets, increased by $4.5 million to $281.0 million at September 30, 2013 from $276.4 million at June 30, 2013.  The increase in other assets largely reflected a $5.8 million increase in the investment in FHLB stock resulting from an increase in the Bank’s mandatory investment attributable to the increase in the balance of borrowings with the FHLB.  Partially offsetting the increase in FHLB stock was a $2.8 million decline in the fair value of interest rate derivatives included in other miscellaneous assets to $2.8 million at September 30, 2013 from $5.6 million at June 30, 2013.  The remaining increases and decreases in other assets generally comprised normal growth or operating fluctuations in their respective balances.

Deposits

The balance of total deposits decreased by $39.2 million to $2.33 billion at September 30, 2013 from $2.37 billion at June 30, 2013.  The net decrease in deposit balances primarily reflected a $41.7 million decline in interest-bearing deposits that was partially offset by a $2.5 million increase in non-

interest-bearing deposits.  The net decrease in interest-bearing deposit accounts was reflected across all applicable categories of deposits including a $30.4 million decrease in certificates of deposit coupled with declines of $8.8 million and $2.5 million in interest-bearing checking accounts and savings and club accounts, respectively.

The reported decline in certificates of deposit was largely attributable to the Company’s active management of deposit pricing to support net interest rate spread and margin which continued to allow for some degree of controlled outflow of time deposits during the quarter ended September 30, 2013.  The reported decrease in interest-bearing checking accounts included a $3.3 million decline in money-market deposits maintained as a wholesale funding source through Promontory Interfinancial Network’s Insured Network Deposits (“IND”) program in conjunction with the restructuring and wholesale growth transactions completed during the earlier comparative quarter.

Borrowings

The Company reported a net increase in borrowings of $129.4 million to $417.1 million at September 30, 2013 from $287.7 million at June 30, 2013.  The reported increase primarily reflected the borrowing of an additional $130.0 million of FHLB advances which were used primarily to fund loan growth reported for the period.  An interest rate derivative was utilized to effectively swap the rolling 90-day maturity/repricing characteristics of $75.0 million of the new borrowings into fixed rate for five years at an effective cost of 1.90%.  The remaining $55.0 million of new FHLB advances represented daily floating rate borrowings at September 30, 2013, but were effectively converted to fixed rate using an interest rate derivative during the subsequent quarter.  These increases in borrowings were partially offset by a $551,000 decline in the balance of outstanding overnight “sweep account” balances linked to customer demand deposits.

Stockholders’ Equity and Capital Management

Stockholders’ equity increased $1.6 million to $469.3 million at September 30, 2013 from $467.7 million at June 30, 2013.  The increase was largely attributable to $2.6 million in net income for the quarter coupled with a reduction of unearned ESOP shares for plan shares earned during the period.  These increases were partially offset by a $249,000 decline in accumulated other comprehensive income due primarily to changes in the fair value of the Company’s outstanding derivatives and available for sale securities portfolio coupled with $1.2 million increase in Treasury stock resulting from the Company’s repurchase of 120,000 shares of its common stock during the period at an average price of $10.09 per share.

At September 30, 2013, the Company’s total equity to assets ratio was 14.49% while the equity to assets ratio of the Bank was 13.83%.  As of that same date, the Bank’s Tier 1 leverage ratio was 10.93% while its Tier 1 risk-based capital ratio and Total risk-based capital ratio were 20.19% and 20.86%, respectively, far in excess of the levels required by federal banking regulators to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time.  The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	At
	September 30,	June 30,
	2013	2013
Selected Balance Sheet Data:
Cash and cash equivalents	$118,186	$127,034

Securities available for sale	300,544	300,122
Securities held to maturity	210,943	210,015
Non-mortgage-backed securities	511,487	510,137

Loans receivable	1,485,644	1,360,871
Allowance for loan losses	(11,406)	(10,896)
Net loans receivable	1,474,238	1,349,975

Mortgage-backed securities available for sale	752,216	780,652
Mortgage-backed securities held to maturity	100,674	101,114
Mortgage-backed securities	852,890	881,766

Premises & equipment	36,911	36,994
Federal Home Loan Bank stock	21,515	15,666
Goodwill	108,591	108,591
Bank owned life insurance	86,786	86,084
Other assets	27,166	29,113
Total assets	$3,237,770	$3,145,360

Non-interest bearing deposits	$193,469	$190,964
Interest-bearing deposits	2,137,800	2,179,544
Deposits	2,331,269	2,370,508

Federal Home Loan Bank advances	380,905	250,931
Other borrowings	36,213	36,764
Borrowings	417,118	287,695

Other liabilities	20,124	19,450
Total liabilities	2,768,511	2,677,653

Stockholders' equity	469,259	467,707
Total liabilities & stockholders' equity	$3,237,770	$3,145,360

Consolidated Capital Ratios:
Equity to assets at period end	14.49%	14.87%
Tangible equity to tangible assets at period end (1)	11.64%	11.93%

Share Data:
Outstanding shares (in thousands)	66,381	66,501
Closing price as reported by NASDAQ	$10.22	$10.49
Equity per share	$7.07	$7.03
Tangible equity per share (1)	$5.49	$5.45

Asset Quality Ratios:
Non-performing loans to total loans	2.01%	2.27%
Non-performing assets to total assets	0.98%	1.05%
Allowance for loan losses to total loans	0.77%	0.80%
Allowance for loan losses to non-performing loans	38.10%	35.24%
__________________________________
(1) Tangible equity equals total stockholders' equity reduced by goodwill, core deposit intangible assets, disallowed loan servicing assets and accumulated other comprehensive income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)
	For the Three Months Ended
	September 30,	June 30,	September 30,
	2013	2013	2012
Summary of Operations:
Interest income on:
Loans receivable	$15,816	$15,114	$15,776
Mortgage-backed securities	5,554	4,991	7,003
Non-mortgage-backed securities	1,732	1,321	232
Other interest-earning assets	198	180	195
Total interest-earning assets	23,300	21,606	23,206

Interest expense on:
Interest-bearing checking	960	414	546
Savings and clubs	183	178	282
Certificates of deposit	2,489	2,669	3,449
Total interest-bearing deposits	3,632	3,261	4,277
Federal Home Loan Bank advances	1,428	1,258	2,000
Other borrowings	44	45	54
Total borrowings	1,472	1,303	2,054
Total interest-bearing liabilities	5,104	4,564	6,331

Net interest income	18,196	17,042	16,875
Provision for loan losses	1,168	1,325	339
Net interest income after loan loss provision	17,028	15,717	16,536

Fees and service charges	691	690	629
Gain on securities, including other-than-temporary impairment	0	255	0
Gain (loss) on sale of real estate owned	1	(234)	(294)
Gain on sale of loans	53	12	0
Income from bank-owned life insurance	702	705	383
Electronic banking fees and charges	344	310	289
Miscellaneous	70	95	193
Total non-interest income	1,861	1,833	1,200

Salaries and employee benefits	8,953	8,826	8,812
Net occupancy expense of premises	1,662	1,595	1,598
Equipment and systems	1,874	1,844	1,977
Advertising and marketing	251	217	286
Federal deposit insurance premium	512	530	552
Directors' compensation	172	185	167
Miscellaneous	1,858	1,822	1,881
Total non-interest expense	15,282	15,019	15,273

Income before taxes	3,607	2,531	2,463
Provision for income taxes	1,021	606	803
Net income	$2,586	$1,925	$1,660

Per Share Data:
Net income per share - basic and diluted	$0.04	$0.03	$0.03
Weighted average number of common shares
outstanding - basic and diluted (in thousands)	65,936	66,019	66,256
Cash dividends per share (1)	$0.00	$0.00	$0.00
Dividend payout ratio (2)	0.0%	0.0%	0.0%
________________
(1) Represents dividends declared per common share.
(2) Represents dividends declared, excluding dividends waived by Kearny MHC, divided by net income.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
Dollars in Thousands, Unaudited)
	For the Three Months Ended
	September 30,	June 30,	September 30,
	2013	2013	2012
Average Balances:
Loans receivable	$1,427,462	$1,349,849	$1,286,097
Mortgage-backed securities	873,939	798,494	1,201,436
Non-mortgage-backed securities	516,644	401,898	46,975
Other interest-earning assets	117,565	132,699	119,046
Total interest-earning assets	2,935,610	2,682,940	2,653,554
Non-interest-earning assets	252,019	266,243	282,372
Total assets	$3,187,629	$2,949,183	$2,935,926

Interest-bearing checking	$727,772	$523,263	$472,170
Savings and clubs	468,453	462,919	431,570
Certificates of deposit	962,451	994,589	1,092,475
Total interest-bearing deposits	2,158,676	1,980,771	1,996,215
Federal Home Loan Bank advances	309,350	241,897	211,205
Other borrowings	35,388	36,366	36,031
Total borrowings	344,738	278,263	247,236
Total interest-bearing liabilities	2,503,414	2,259,034	2,243,451
Non-interest-bearing liabilities	218,842	210,569	200,306
Total liabilities	2,722,256	2,469,603	2,443,757
Stockholders' equity	465,373	479,580	492,169
Total liabilities and stockholders' equity	$3,187,629	$2,949,183	$2,935,926

Average interest-earning assets to average
interest-bearing liabilities	117.26%	118.76%	118.28%

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
	For the Three Months Ended
	September 30,	June 30,	September 30,
	2013	2013	2012
Performance ratios:
Yield on average:
Loans receivable	4.43%	4.48%	4.91%
Mortgage-backed securities	2.54%	2.50%	2.33%
Non-mortgage-backed securities	1.34%	1.32%	1.97%
Other interest-earning assets	0.67%	0.54%	0.66%
Total interest-earning assets	3.17%	3.22%	3.50%

Cost of average:
Interest-bearing checking	0.53%	0.32%	0.46%
Savings and clubs	0.16%	0.15%	0.26%
Certificates of deposit	1.03%	1.07%	1.26%
Interest-bearing deposits	0.67%	0.66%	0.86%
Federal Home Loan Bank advances	1.85%	2.08%	3.79%
Other borrowings	0.50%	0.50%	0.60%
Total borrowings	1.71%	1.87%	3.32%
Total interest-bearing liabilities	0.82%	0.81%	1.13%

Net interest rate spread (1)	2.35%	2.41%	2.37%
Net interest margin (2)	2.48%	2.54%	2.55%

Non-interest income to average assets	0.23%	0.25%	0.16%
Non-interest expense to average assets	1.92%	2.04%	2.08%

Efficiency ratio	76.19%	79.57%	84.50%

Return on average assets	0.32%	0.26%	0.23%
Return on average equity	2.22%	1.61%	1.35%
_____________________
(1) Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2) Net interest income divided by average interest-earning assets.